UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 26, 2007

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA 92121

 (Address of principal executive offices, including zip code)

(858) 909-0736

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

In connection with the termination of that certain collaboration agreement on February 26, 2007 by and between us and Par Pharmaceutical, Inc. (“Par”) dated April 29, 2005 (the “Collaboration Agreement”) as described in Item 1.02 below, Par assigned to us that certain supply agreement with Biocon Limited (“Biocon”) dated August 29, 2005, as amended (the “Biocon Agreement”) regarding the API for Difimicin pursuant to which Biocon shall supply to us our requirements of API for certain markets.  Pursuant to the Biocon Agreement, we may be obligated to pay to Biocon a $3.0 million prepayment for capital investments made by Biocon, which shall be subject to set-offs against future purchases by us of the API for Difimicin.  The Biocon Agreement will terminate upon the 10th anniversary of the commercial launch of Difimicin unless earlier terminated by mutual agreement or material default of either party.

Item 1.02                     Termination of a Material Definitive Agreement.

On February 21, 2007, we elected to terminate the Collaboration Agreement pursuant to section 3 of that certain prospective buy-back agreement by and between us and Par dated January 19, 2007 (the “Buy-Back Agreement”).  In the Collaboration Agreement, we agreed to exclusively collaborate with Par on the development and commercialization of Difimicin, our lead product candidate, an antibiotic currently in a Phase 2b/3 registration trial for the treatment of Clostridium difficile-associated diarrhea, the most common hospital-acquired diarrhea.  We granted to Par an exclusive royalty bearing license, with the right to sublicense, promote, market, distribute and sell Difimicin in a territory composed of the United States, Canada and Puerto Rico, with an option to extend the territory to include Israel. We retained rights to receive double-digit royalties for the first year of Difimicin sales by Par and royalties of over 20% each year thereafter. We also granted to Par a non-exclusive license to manufacture Difimicin for its territory. We retained all other rights to Difimicin in the rest of the world, subject to a requirement to pay Par low single-digit royalties on our net sales of Difimicin in certain markets.  In April 2005, Par bought 3,333,333 shares of our Series C preferred stock for approximately $12,000,000, and currently owns approximately 5.5% of our outstanding common stock.

Our exercise of our right under the Buy-Back Agreement to terminate the Collaboration Agreement and to repurchase Par’s rights under that agreement to develop and commercialize Difimicin in North America and Israel gives us worldwide rights to Difimicin.  On February 26, 2007, we paid to Par a termination fee of $20,000,000 and under the Buy-Back Agreement are required to pay to Par (i) a one-time $5.0 million payment upon reaching certain milestones, (ii) a 5% royalty on net sales by us, our affiliates or our licensees of Difimicin in North America and Israel, and (iii) a 1.5% royalty on net sales by us or our affiliates of Difimicin in the rest of the world.  In addition, in the event we license our right to market Difimicin in the rest of the world, we will be required to pay Par a 6.25% royalty on net revenues we receive related to Difimicin.  We are obligated to pay each of these royalties, if any, on a country-by country basis for seven years commencing on the applicable commercial launch in each such country.  We will not incur any material early termination penalties in connection with our termination of the Collaboration Agreement.

Item 8.01.      Other Events

On February 27, 2007, the Company issued a press release announcing the repurchase of North American rights to Difimicin from Par. A copy of this press release is attached hereto as Exhibit 99.1. This summary is qualified in its entirety by reference to Exhibit 99.1 to this current report. The press release and the information therein are being furnished and shall not be deemed to be filed for purposed of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.      Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1*	Supply Agreement with Biocon Limited dated August 29, 2005, as amended on July 6, 2006 by the Agreement to Amend Supply Agreement dated August 29, 2005 (Amendment 1).

10.2(1)*	Collaboration Agreement with Par Pharmaceutical, Inc. dated April 29, 2005.

10.3(2)	Prospective Buy-Back Agreement with Par Pharmaceutical, Inc. dated January 19, 2007.

10.4*	Assignment letter between Par Pharmaceutical, Inc. and Biocon Limited dated January 16, 2007.

99.1	Press Release dated February 27, 2007.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)	Filed with the Registrant’s Registration Statement on Form S-1 on November 9, 2006.

(2)	Filed with the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 on January 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer, Vice President, Finance and
Secretary

Date:  February 27, 2007